Exhibit 99.1

Contact: Dan Cravens
480-693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS REPORTS SECOND QUARTER PROFIT

Highlights of US Airways Group, Inc.’s (the Company) second quarter 2011 results:

•	The Company reported a net profit excluding special items for the second quarter 2011 of $106 million, or $0.56 per diluted share. This compares to the second quarter 2010 net profit excluding special items of $265 million, or $1.34 per diluted share.

•	On a GAAP basis, the Company reported a net profit for the second quarter 2011 of $92 million, or $0.49 per diluted share. This compares to the second quarter 2010 net profit of $279 million, or $1.41 per diluted share.

•	A 47 percent increase in fuel price drove the year-over-year decline in profitability. Had average fuel prices remained at second quarter 2010 levels, second quarter 2011 fuel expense would have been approximately $400 million lower.

•	Higher revenues and continued cost discipline allowed the Company to offset much of the fuel price effect. Total revenue per available seat mile (ASM) increased 6.9 percent year-over-year while mainline cost per ASM (CASM) excluding special items, fuel and profit sharing increased by only 1.0 percent.

TEMPE, Ariz., July 21, 2011 — US Airways Group, Inc. (NYSE: LCC) today reported its second quarter 2011 financial results. The Company reported a net profit excluding special items for the second quarter 2011 of $106 million, or $0.56 per diluted share. This compares to the second quarter 2010 net profit excluding special items of $265 million, or $1.34 per diluted share. On a GAAP basis, the Company reported a net profit for the second quarter 2011 of $92 million, or $0.49 per diluted share. This compares to the second quarter 2010 net profit of $279 million, or $1.41 per diluted share.

See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.

US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are pleased to report a profit for the second quarter 2011 – particularly in spite of a 47 percent year-over-year increase in fuel price. Overall demand for our services remained strong during the quarter with revenues up more than ten percent, while our mainline unit cost excluding special items, fuel and profit sharing increased only one percent.

“Looking forward, our team is doing an excellent job of managing through a challenging environment and we believe their efforts combined with continued capacity discipline, revenue management and cost discipline have us well positioned for the future.”

Revenue and Cost Comparisons

A strong demand environment led to improved revenue performance. Total revenues in the second quarter were approximately $3.5 billion, up 10.5 percent versus the second quarter 2010 on a 3.3 percent increase in total available seat miles (ASMs). Total revenue per available seat mile was 15.36 cents, up 6.9 percent versus the same period last year driven primarily by a 6.5 percent increase in passenger yields.

Total operating expenses in the second quarter were $3.3 billion, up 18.8 percent over the same period last year due primarily to a $424 million increase in consolidated fuel expense. Mainline CASM was 13.15 cents, up 14.6 percent. Excluding special items, fuel and profit sharing, mainline CASM was 8.16 cents, up only 1.0 percent versus the same period last year. Express CASM excluding special items and fuel was 14.21 cents, up 5.4 percent on a 1.6 percent increase in ASMs, largely due to our PSA CRJ-200 fleet coming off their maintenance honeymoon.

Liquidity

As of June 30, 2011, the Company had approximately $2.6 billion in total cash and investments, of which $388 million was restricted.

During the second quarter, the Company completed an offering of 2011-1 Class A, B and C enhanced equipment trust certificates (EETCs) in the aggregate face amount of approximately $471 million. The net proceeds from the offering were used to refinance five owned Airbus aircraft, to finance four Airbus aircraft scheduled to be delivered in September 2011 and October 2011, and for general corporate purposes.

In addition, on June 30, the Company announced an additional offering of EETCs in the aggregate face amount of approximately $53 million. This offering was an issuance of Class C certificates under the Company’s Series 2010-1 series of EETCs issued in December 2010. The net proceeds from the offering will be used for general corporate purposes and will be reflected in the Company’s third quarter cash and investments balance.

As a result of the above mentioned EETC transactions and other recently completed aircraft financings, the Company has secured market based financing commitments for all of its aircraft deliveries through June 2012.

US Airways’ Chief Financial Officer, Derek Kerr stated, “We are very pleased with the results of our recent EETC financings. These transactions allowed us to efficiently finance our remaining 2011 aircraft deliveries and increase liquidity by approximately $137 million through the two separate issuances of Class C certificates. The completion of these transactions, which have not been available to any airline since 2007, indicates an improving capital markets environment for our Company and the industry.”

Special Items

The Company recognized approximately $14 million of net special items in the second quarter. These special items include $6 million of operating charges primarily related to legal costs incurred in connection with our Delta slot transaction. In addition, included within nonoperating expense was $8 million primarily related to refinancings completed in the second quarter, which includes debt prepayment penalties and non-cash write-offs of certain debt issuance costs.

Notable Accomplishments

•	Achieved a number one ranking in the annual Airline Quality Rating (AQR) report, which is an industry benchmark that measures airline reliability and service. For the fifth consecutive year, US Airways improved its standing in the AQR and earned its first number one ranking among the ‘Big Five’ hub-and-spoke network carriers for its 2010 performance.

•	Announced the Company’s flight dispatchers, represented by the Transport Workers Union (TWU), voted to ratify a four-year collective bargaining agreement, which represents the second contract for the airline’s 164 dispatchers since the US Airways-America West Airlines merger in 2005.

•	Announced the addition of First Class service to 110 US Airways Express regional jets, encompassing Embraer 170 and 175 and Canadair Regional Jet 700 and 900 aircraft. The initial introduction of the First Class product for the Embraer E175 fleet will begin in October 2011 with the three remaining RJ fleets to be completed by January 2012.

•	Announced a new agreement with Delta Air Lines to transfer takeoff and landing rights at New York’s LaGuardia and Washington D.C.’s Reagan National airports, subject to receipt of regulatory and other approvals. The agreement revises a 2009 transaction agreed between Delta and US Airways, which was approved by the Department of Transportation but under terms not acceptable to the carriers. The new agreement enables Delta and US Airways to expand their services and increase competition.

•	Launched new daily, seasonal summer service between Charlotte Douglas International Airport and Madrid, Spain and Dublin, Ireland, and new daily year-round service from Philadelphia International Airport to Quebec City, Canada.

Analyst Conference Call/Webcast Details

US Airways will conduct a live audio webcast of its earnings call today at 1:30 p.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >>Investor Relations tab. An archive of the call/webcast will be available in the Investor Relations portion of the Web site through Aug. 21.

2011 Investor Guidance

The Company will provide its investor relations guidance on its Web site (www.usairways.com) immediately following its 1:30 p.m. ET conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding special items and fuel, fuel prices, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan and estimated capital spending for 2011.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers 21,000 daily flights to 1,160 airports in 181 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010. For the sixth year in a row, the airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index, a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCF)

Forward Looking Statements

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; our high level of fixed obligations and our ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in our financing arrangements; provisions in our credit card processing and other commercial agreements that may affect our liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; our inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of our hub airports; our reliance on third-party regional operators or third-party service providers; our reliance on and costs of third-party distribution channels, including those provided by global distribution systems and online travel agents; changes in government legislation and regulation; our reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to our business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or our ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; our ability to operate and grow our route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of any accident involving our aircraft or the aircraft of our regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs and disruptions to insurance markets; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; our ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in our reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended June 30, 2011 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended			6 Months Ended
	June 30,		Percent	June 30,		Percent
	2011	2010	Change	2011	2010	Change

Operating revenues:
Mainline passenger	$2,280	$2,036	12.0	$4,180	$3,735	11.9
Express passenger	835	767	9.0	1,520	1,368	11.1
Cargo	43	37	18.6	86	69	24.1
Other	345	331	3.9	678	649	4.4

Total operating revenues	3,503	3,171	10.5	6,464	5,821	11.0

Operating expenses:
Aircraft fuel and related taxes	948	616	53.8	1,682	1,151	46.2
Salaries and related costs	577	573	0.6	1,149	1,128	1.8
Express expenses:
Fuel	287	195	47.4	530	365	45.2
Other	524	488	7.4	1,053	968	8.7
Aircraft rent	163	169	(3.5)	327	340	(3.8)
Aircraft maintenance	181	162	11.7	344	319	8.0
Other rent and landing fees	145	135	7.3	274	270	1.6
Selling expenses	120	107	12.6	220	201	9.4
Special items, net	6	(9)	nm	9	(4)	nm
Depreciation and amortization	59	63	(6.5)	119	124	(3.9)
Other	316	301	5.2	619	598	3.3

Total operating expenses	3,326	2,800	18.8	6,326	5,460	15.9

Operating income	177	371	(52.2)	138	361	(61.7)

Nonoperating income (expense):
Interest income	1	3	(59.2)	2	9	(68.8)
Interest expense, net	(79)	(86)	(7.9)	(156)	(168)	(7.0)
Other, net	(7)	(9)	(10.2)	(7)	33	nm

Total nonoperating expense, net	(85)	(92)	(6.3)	(161)	(126)	27.4

Income (loss) before income taxes	92	279	(67.2)	(23)	235	nm

Income tax provision	—	—	—	—	—	—

Net income (loss)	$92	$279	(67.2)	$(23)	$235	nm

Earnings (loss) per common share
Basic	$0.57	$1.73		$(0.14)	$1.46

Diluted	$0.49	$1.41		$(0.14)	$1.23

Shares used for computation (in thousands):
Basic	162,016	161,292		161,953	161,204

Diluted	202,106	203,809		161,953	200,404

US Airways Group, Inc.
Operating Statistics

	3 Months Ended				6 Months Ended
	June 30,				June 30,
	2011	2010	Change		2011	2010	Change
Mainline
Revenue passenger miles (millions)	16,260	15,530	4.7%		29,830	28,583	4.4%
Available seat miles (ASM) (millions)	19,116	18,440	3.7%		36,151	35,019	3.2%
Passenger load factor (percent)	85.1	84.2	0.9	pts	82.5	81.6	0.9	pts
Yield (cents)	14.02	13.11	7.0%		14.01	13.07	7.2%
Passenger revenue per ASM (cents)	11.93	11.04	8.0%		11.56	10.66	8.4%

Passenger enplanements (thousands)	13,799	13,381	3.1%		26,303	25,366	3.7%
Departures (thousands)	116	114	1.5%		228	222	2.6%
Aircraft at end of period	338	345	(2.0)%		338	345	(2.0)%

Block hours (thousands)	320	306	4.7%		614	592	3.7%
Average stage length (miles)	1,017	996	2.1%		982	978	0.4%
Average passenger journey (miles)	1,722	1,703	1.1%		1,661	1,654	0.4%
Fuel consumption (gallons in millions)	288	276	4.1%		543	523	3.9%
Average aircraft fuel price including related taxes (dollars per gallon)	3.29	2.23	47.7%		3.10	2.20	40.6%
Full-time equivalent employees at end of period	31,321	30,860	1.5%		31,321	30,860	1.5%

Operating cost per ASM (cents)	13.15	11.48	14.6%		13.12	11.79	11.3%
Operating cost per ASM excluding special items (cents)	13.12	11.52	13.8%		13.10	11.80	11.0%
Operating cost per ASM excluding special items and fuel (cents)	8.16	8.18	(0.3)%		8.44	8.51	(0.8)%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	8.16	8.08	1.0%		8.44	8.46	(0.2)%

Express*
Revenue passenger miles (millions)	2,850	2,777	2.6%		5,288	5,047	4.8%
Available seat miles (millions)	3,688	3,630	1.6%		7,180	6,909	3.9%
Passenger load factor (percent)	77.3	76.5	0.8	pts	73.6	73.0	0.6	pts
Yield (cents)	29.32	27.60	6.2%		28.75	27.10	6.1%
Passenger revenue per ASM (cents)	22.65	21.12	7.3%		21.17	19.80	6.9%

Passenger enplanements (thousands)	7,410	7,261	2.0%		13,757	13,208	4.2%
Aircraft at end of period	281	282	(0.4)%		281	282	(0.4)%
Fuel consumption (gallons in millions)	88	86	2.5%		171	163	4.9%
Average aircraft fuel price including related taxes (dollars per gallon)	3.28	2.28	43.8%		3.10	2.24	38.4%

Operating cost per ASM (cents)	22.01	18.83	16.9%		22.04	19.29	14.2%
Operating cost per ASM excluding special items (cents)	22.01	18.86	16.7%		22.02	19.31	14.1%
Operating cost per ASM excluding special items and fuel (cents)	14.21	13.49	5.4%		14.64	14.03	4.4%

Total Mainline & Express
Revenue passenger miles (millions)	19,110	18,307	4.4%		35,118	33,630	4.4%
Available seat miles (millions)	22,804	22,070	3.3%		43,331	41,928	3.3%
Passenger load factor (percent)	83.8	82.9	0.9	pts	81.0	80.2	0.8	pts
Yield (cents)	16.30	15.31	6.5%		16.23	15.17	7.0%
Passenger revenue per ASM (cents)	13.66	12.70	7.6%		13.15	12.17	8.1%
Total revenue per ASM (cents)	15.36	14.37	6.9%		14.92	13.88	7.4%

Passenger enplanements (thousands)	21,209	20,642	2.7%		40,060	38,574	3.9%
Aircraft at end of period	619	627	(1.3)%		619	627	(1.3)%
Fuel consumption (gallons in millions)	376	362	3.8%		714	686	4.2%
Average aircraft fuel price including related taxes (dollars per gallon)	3.29	2.24	46.7%		3.10	2.21	40.1%

Operating cost per ASM (cents)	14.59	12.69	15.0%		14.60	13.02	12.1%
Operating cost per ASM excluding special items (cents)	14.56	12.73	14.3%		14.58	13.04	11.8%
Operating cost per ASM excluding special items and fuel (cents)	9.14	9.05	0.9%		9.47	9.42	0.5%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	9.14	8.97	1.9%		9.47	9.38	1.0%

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

	3 Months Ended		6 Months Ended
	June 30,		June 30,
Reconciliation of Net Income (Loss) Excluding Special Items	2011	2010	2011	2010
	(In millions, except share		(In millions, except share
	and per share amounts)		and per share amounts)

Net income (loss) as reported	$92	$279	$(23)	$235
Special items:
Special items, net (1)	6	(9)	9	(4)
Express operating special items, net (2)	—	(1)	1	(1)
Nonoperating special items, net (3)	8	(4)	8	(53)

Net income (loss) as adjusted for special items	$106	$265	$(5)	$177

	3 Months Ended		6 Months Ended
Reconciliation of Basic and Diluted Earnings (Loss) Per Share	June 30,		June 30,
As Adjusted for Special Items	2011	2010	2011	2010

Net income (loss) as adjusted for special items	$106	$265	$(5)	$177

Shares used for computation (in thousands):
Basic	162,016	161,292	161,953	161,204

Diluted	202,106	203,809	161,953	200,404

Income (loss) per share as adjusted for special items:
Basic	$0.65	$1.65	$(0.03)	$1.10

Diluted (4)	$0.56	$1.34	$(0.03)	$0.94

	3 Months Ended		6 Months Ended
	June 30,		June 30,
Reconciliation of Operating Income Excluding Special Items	2011	2010	2011	2010

Operating income as reported	$177	$371	$138	$361

Special items:
Special items, net (1)	6	(9)	9	(4)
Express operating special items, net (2)	—	(1)	1	(1)

Operating income as adjusted for special items	$183	$361	$148	$356

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended		6 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	June 30,		June 30,
Items, Fuel and Profit Sharing - Mainline only	2011	2010	2011	2010

Total operating expenses	$3,326	$2,800	$6,326	$5,460
Less Express expenses:
Fuel	(287)	(195)	(530)	(365)
Other	(524)	(488)	(1,053)	(968)

Total mainline operating expenses	2,515	2,117	4,743	4,127

Special items, net (1)	(6)	9	(9)	4

Mainline operating expenses, excluding special items	2,509	2,126	4,734	4,131

Aircraft fuel and related taxes	(948)	(616)	(1,682)	(1,151)

Mainline operating expenses, excluding special items and fuel	1,561	1,510	3,052	2,980

Profit sharing	—	(18)	—	(18)

Mainline operating expenses, excluding special items, fuel and profit sharing	$1,561	$1,492	$3,052	$2,962

(In cents)
Mainline operating expenses per ASM	$13.15	$11.48	$13.12	$11.79

Special items, net per ASM (1)	(0.03)	0.05	(0.03)	0.01

Mainline operating expenses per ASM, excluding special items	13.12	11.52	13.10	11.80

Aircraft fuel and related taxes per ASM	(4.96)	(3.34)	(4.65)	(3.29)

Mainline operating expenses per ASM, excluding special items and fuel	8.16	8.18	8.44	8.51

Profit sharing per ASM	—	(0.10)	—	(0.05)

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$8.16	$8.08	$8.44	$8.46

Note: Amounts may not recalculate due to rounding.

	3 Months Ended		6 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	June 30,		June 30,
Items and Fuel - Express only	2011	2010	2011	2010

Total Express operating expenses	$811	$683	$1,583	$1,333

Express operating special items, net (2)	—	1	(1)	1

Express operating expenses, excluding special items	811	684	1,582	1,334

Aircraft fuel and related taxes	(287)	(195)	(530)	(365)

Express operating expenses, excluding special items and fuel	$524	$489	$1,052	$969

(In cents)
Express operating expenses per ASM	$22.01	$18.83	$22.04	$19.29

Express operating special items, net per ASM (2)	—	0.04	(0.01)	0.02

Express operating expenses per ASM, excluding special items	22.01	18.86	22.02	19.31

Aircraft fuel and related taxes per ASM	(7.80)	(5.38)	(7.38)	(5.28)

Express operating expenses per ASM, excluding special items and fuel	$14.21	$13.49	$14.64	$14.03

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended		6 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	June 30,		June 30,
Items, Fuel and Profit Sharing - Total Mainline and Express	2011	2010	2011	2010

Total operating expenses	$3,326	$2,800	$6,326	$5,460

Special items:
Special items, net (1)	(6)	9	(9)	4
Express operating special items, net (2)	—	1	(1)	1

Total operating expenses, excluding special items	3,320	2,810	6,316	5,465

Fuel:
Aircraft fuel and related taxes — mainline	(948)	(616)	(1,682)	(1,151)
Aircraft fuel and related taxes — express	(287)	(195)	(530)	(365)

Total operating expenses, excluding special items and fuel	2,085	1,999	4,104	3,949

Profit sharing	—	(18)	—	(18)

Total operating expenses, excluding special items, fuel and profit sharing	$2,085	$1,981	$4,104	$3,931

(In cents)
Total operating expenses per ASM	$14.59	$12.69	$14.60	$13.02

Special items per ASM:
Special items, net (1)	(0.03)	0.04	(0.02)	0.01
Express operating special items, net (2)	—	0.01	—	—

Total operating expenses per ASM, excluding special items	14.56	12.73	14.58	13.04

Fuel per ASM:
Aircraft fuel and related taxes — mainline	(4.16)	(2.79)	(3.88)	(2.74)
Aircraft fuel and related taxes — express	(1.26)	(0.88)	(1.22)	(0.87)

Total operating expenses per ASM, excluding special items and fuel	9.14	9.05	9.47	9.42

Profit sharing per ASM	—	(0.08)	—	(0.04)

Total operating expenses per ASM, excluding special items, fuel and profit sharing	$9.14	$8.97	$9.47	$9.38

Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

1)
The 2011 second quarter and six month periods included $6 million and $9 million, respectively, in net special charges, primarily related to legal costs incurred in connection with the Delta slot transaction. The 2010 second quarter included a $16 million refund of Aviation Security Infrastructure Fees (“ASIF”) paid to the Transportation Security Administration (“TSA”) during the years 2005 to 2009, offset by other net special charges of $7 million, which included a settlement and corporate transaction costs. The 2010 six month period included these second quarter 2010 items as well as $5 million in aircraft costs as a result of capacity reductions.

2)
The 2011 six month period included $1 million in other special charges incurred by our Express subsidiary. The 2010 second quarter and six month periods included a $1 million refund for our Express subsidiaries of ASIF paid to the TSA during the years 2005 to 2009.

3)
The 2011 second quarter and six month periods included $6 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs as well as $2 million of losses related to investments in auction rate securities. The 2010 second quarter and six month periods included $4 million and $53 million, respectively, of net realized gains related to the sale of certain investments in auction rate securities.

4)
The 2011 second quarter diluted EPS excludes $7 million of interest related to the Company’s 7.25% and 7% convertible notes. The 2010 second quarter diluted EPS excludes $9 million of interest, net of profit sharing, related to the Company’s 7.25% and 7% convertible notes. The 2010 six month period diluted EPS excludes $11 million of interest, net of profit sharing, related to the Company’s 7.25% convertible notes.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2011	December 31, 2010
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$2,247	$1,859
Accounts receivable, net	427	311
Materials and supplies, net	248	231
Prepaid expenses and other	580	508

Total current assets	3,502	2,909

Property and equipment
Flight equipment	4,160	4,134
Ground property and equipment	875	843
Less accumulated depreciation and amortization	(1,409)	(1,304)

	3,626	3,673
Equipment purchase deposits	161	123

Total property and equipment	3,787	3,796

Other assets
Other intangibles, net	464	477
Restricted cash	388	364
Investments in marketable securities	—	57
Other assets	230	216

Total other assets	1,082	1,114

Total assets	$8,371	$7,819

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	$450	$397
Accounts payable	425	386
Air traffic liability	1,340	861
Accrued compensation and vacation	150	245
Accrued taxes	225	149
Other accrued expenses	933	802

Total current liabilities	3,523	2,840

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,892	4,003
Deferred gains and credits, net	325	336
Employee benefit liabilities and other	570	556

Total noncurrent liabilities and deferred credits	4,787	4,895

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	2,119	2,115
Accumulated other comprehensive income	10	14
Accumulated deficit	(2,070)	(2,047)

Total stockholders’ equity	61	84

Total liabilities and stockholders’ equity	$8,371	$7,819